EXHIBIT 99.1

Western Gas Partners, LP and Western Gas Equity Partners, LP
Fourth Quarter and Full-Year 2018 Earnings Call
Friday, February 15, 2018, 12:00 PM Eastern

Officers
Jack Spinks; Manager of Investor Relations
Robin Fielder; President and Chief Executive Officer
Jaime Casas; Senior Vice President, Chief Financial Officer and Treasurer

Analysts
Spiro Dounis; Credit Suisse
Jeremy Tonet; J.P. Morgan
Elvira Scotto; RBC Capital Markets
Dennis Coleman; Bank of America Merrill Lynch
Sharon Liu; Wells Fargo Securities

Presentation

Operator: Good day, and welcome to the Western Gas fourth quarter and full-year 2018 conference call. All participants will be in listen-only mode. (Operator Instructions) After today's presentation, there will be an opportunity to ask questions. (Operator Instructions) Please note, this event is being recorded.

At this time, I'd like to turn the conference over to Jack Spinks, Manager of Investor Relations. Please go ahead.

Jack Spinks: Thank you. I'm glad you could join us today for Western Gas' fourth quarter and full-year 2018 conference call.

I'd like to remind you that today's presentation includes forward-looking statements and certain non-GAAP financial measures. The accompanying slide deck and last night's earnings release contain important disclosures on forward-looking statements as well as the non-GAAP reconciliations.

Please see WES’s and WGP’s 10-K and other public filings for a description of the factors that could cause actual results to differ materially from what we discuss today. Those materials are posted on the Western Gas website at www.westerngas.com.

In addition, as mentioned on our simplification conference call, we plan to release additional volumemetric disclosure with our first quarter 2019 results. That disclosure will include geographic volume data for each of our key basins and will also separately break out water volumes from our crude and NGL volumes in our operating data.

Finally, I am pleased to inform you that the WES’s and WGP’s K-1s will be available online via our website beginning February 20th and March 1st, respectively. Hardcopies will be mailed out several days later.

Now I'd like to turn the call over to our CEO, Robin Fielder. Robin?

Robin Fielder: Thanks, Jack, and thanks, everyone, for joining us today. Before we go any further, please allow me to formally introduce Jack Spinks as our primary investor relations contact for Western Gas.

Many of you have met Jack over the past several months since he moved into our IR group. I have the highest confidence in him, as he brings financial and commercial experience from within the Anadarko and Western Gas family and has already demonstrated his ability to address investor questions and clearly communicate our story.

I'd also like to pause a moment to thank Jon VandenBrand for his excellent work during the past several years. Jon has moved to an investor relations role with our sponsor, Anadarko, where I know he will continue to excel.

To begin, I would like to provide a brief update on our simplification transaction. WES will have a special meeting of its unitholders to vote on the merger on Wednesday, February 27th, and we encourage all WES unitholders to cast their vote. Subject to unitholder approval, we expect the transactions to close shortly after the meeting.

In addition, as you saw in last night's press release, I would like to announce that upon closing, the new combined partnership will be known as Western Midstream Partners, LP, and will trade under the ticker symbol WES, W-E-S.

As we have mentioned in the past, these transactions will simplify our capital structure, lower our cost of capital, and improve our ability to generate higher DCF per unit growth. The assets we are acquiring are highly complementary to our existing asset base and consist primarily of high-growth oil systems in the Delaware and DJ basins, as well as produced water assets in the Delaware Basin.

We continue to believe the pro forma portfolio will provide significant flexibility to generate strong distribution growth and coverage and enable us to continue to fund high-return projects without the need to issue equity, all while maintaining investment-grade credit ratings.

Before turning to our quarterly and annual results, I want to mention that I am extremely excited for the opportunity to lead Western Gas on the heels of our recently announced transactions, and I am confident in our ability to leverage our best-in-class asset footprints and multi-commodity midstream services.

Now I'd like to discuss our 2018 results and talk a little more about the transformation that Western Gas will undergo in 2019. For full-year 2018, our adjusted EBITDA of approximately $1.2 billion was above the midpoint of our guidance. WES's and WGP's full-year distributions increased by 7% and 12%, respectively, while WES generated a full-year coverage ratio of 1.05.

Total capital investments of $1.46 billion were just above our guidance range, primarily due to higher-than-expected construction costs for the Mentone I gas plant and the integrated gas-gathering system in the Delaware Basin.

Additions to the gathering system buildout in the Delaware and DJ basins included nearly 400 miles of gas pipelines, 90,000 horsepower of compression, and 200 million cubic feet a day of incremental gas processing capacity. These assets, along with the crude and water assets we expect to acquire from Anadarko, should efficiently support years of volume growth.

Turning to the fourth quarter, we generated approximately $347 million of adjusted EBITDA, $257 million of distributable cash flow, and a coverage ratio of 1.1. These results were impacted by a combination of lower-than-anticipated throughput and margins at our West Texas complex due to unplanned weather-related and operational downtime in the field, constraints downstream of the West Texas complex, and less-than-optimal recoveries partially associated with the startup of the Mentone plant.

Additionally, adjusted EBITDA included a non-cash net increase to revenue of $27 million associated with revenue recognition accounting.

Although we didn't realize the volume growth we expected late last year, we are currently seeing record throughput of more than 1.1 Bcf-per-day across our West Texas complex, and we expect significant growth in 2019 from both the Delaware and DJ basins.

For the quarter, our natural gas throughput of nearly 4 Bcf-per-day was driven by strong growth in our DJ Basin complex, which achieved record throughput levels during the past few months as our customers continue to benefit from low line pressures.

Additionally, we continue to see strong volume growth at our non-operated Marcellus asset. These sequential volume increases were partially offset by a decline in lower-margin volumes at our Wyoming assets and Chipeta plant in Utah.

Our crude, NGL and produced water throughput saw an increase of more than 10,000 barrels per day, with growth primarily driven by the continued volume ramp on our produced water gathering and disposal system in the Delaware Basin.

Currently, WES operates five saltwater disposal facilities, with an additional 600,000 barrels per day of capacity that we expect to acquire from Anadarko. Additionally, we continue to see strong liquids throughput at many of our equity investments.

Our fourth quarter adjusted gross margin per barrel was significantly higher, primarily due to two key items. First was the accounting treatment associated with revenue recognition for our Springfield crude gathering assets in the Eagleford. Second, we benefited from higher-than-expect distributions from some of our equity investments. Absent these two items, adjusted gross margin would have been roughly in line with our expectations.

Looking at our pro forma portfolio, the majority of our growth and capital investments in 2019 will be focused in our two key basins, the Delaware and DJ. Similar to 2018, we expect to invest approximately 70% of our total capital investments in the first half of the year as we complete both Mentone II and Latham I processing trains.

With this additional infrastructure in place, and along with a contribution from the assets we expect to acquire from Anadarko, we are anticipating adjusted EBITDA and coverage to increase in the back half of the year as throughput significantly increases.

With the majority of our 2019 capital investments allocated to the Delaware Basin, I would like to take a moment to focus specifically on these assets. We are continuing to build a commanding position in the basin where, by year end and pro forma of our acquisition, we will have nearly 1.5 Bcf-per-day of gas processing capacity, 200,000 barrels per day of oil-treating capacity, and more than 900,000 barrels per day of produced water-gathering and disposal capacity, with the three product streams largely sharing the same footprint.

Our 2018 and 2019 investments will allow us to benefit from operational leverage and capital efficiency as throughput grows.

In addition to having a premier asset base and world-class US onshore basins, along with the most supportive E&P sponsor, our third-party business provides significant line of sight to growth for our portfolio.

Turning to our 2019 guidance, despite the operational items that affected the fourth quarter, the 2019 forecast we laid out in November remains unchanged. I want to remind you that the midpoint of our guidance implies more than 50% annual adjusted EBITDA growth with slightly less capital investments this year.

Before I wrap up my prepared remarks, a few parting thoughts. I would like to sincerely thank our employees and contractors for their contributions and dedication, and also acknowledge the millions of hours they have faithfully worked over the past year. Finally, we look forward to closing our simplification and acquisition transactions, which will set a strong foundation for WES's future.

With that, operator, I'd like to open up the line for questions.

Questions-and-Answers

Operator: Thank you. We will now begin the question-and-answer session. (Operator Instructions) Spiro Dounis, Credit Suisse.

Spiro Dounis: Robin, congrats to you and your team on all the new positions there.

Robin Fielder: Thank you.

Spiro Dounis: Just maybe a two-part question on some of those items impacting the fourth quarter results. I guess, first, were those all ring-fenced in the fourth quarter? So did any sort of leak into 1Q? And then, second, I guess could you just provide a little more detail around the weather impacts? Was it just the typical freeze-offs we see, or was it something else?

Robin Fielder: Sure. So on our 4Q results, as you just heard and you saw in our press release, it was really a number of contributing factors that, when you add them all up, impacted the quarter. In isolation, any of the events would not have been extremely significant, but we did have some unplanned weather and operational downtime that was within the field, including some power issues, and then everyone is aware of some of the downstream operational constraints we had.

And as we were starting up our Mentone gathering plant, you all -- or our Mentone processing plant, we always have a little bit of start-up processes you go through as typical and expected, but a lot of that was pretty short-lived. So as we're looking today, we've got Mentone up flowing up above nameplate capacity, and we're very excited about our 2019, as we've just reiterated our full-year guide.

Spiro Dounis: And then a second one, on capital allocation. I guess as CapEx winds down a bit after 2019, how should we be thinking about deploying that excess capital? I'm just trying to get a sense of where the preference might lie and if buybacks could become -- or take a more prominent role there.

Robin Fielder: On capital allocation, we're always looking at projects that compete at sort of a mid- to high-teens rate of return on an unlevered basis, and so we'll continue to look for that, and we've got plenty of running room as far as projects already slotted in our two key basins. Beyond that, we'll look at additional opportunities. We've obviously got an option outstanding out there that we will evaluate as well. And beyond that, we -- as I pointed out, we've got our transactions expected to close here within the quarter.

So there's a lot of additional growth and running room just on continuing to build out those facilities that -- we've set out to be very scalable, so we've got a lot of the backbone in place today in the initial plants and sites, and then we can expand and add trains as needed.

Jaime Casas: And I would say regarding potential buybacks, we don't have any current plans for 2019 given the fact that post-closing of the simplification transaction, our leverage is going to be higher than we would like it to be. And so our plan is to grow into that over the course of 2019, and then after that, we would consider buybacks to the extent they make sense.

Operator: Jeremy Tonet, J.P. Morgan.

Jeremy Tonet: I just wanted to follow up on the three items that you had laid out in the press release there. Would you be able to kind of quantify in aggregate how much those three impacted the quarter there? And I just wanted to confirm that the constraints with your assets and the downstream constraints have been fully resolved at this point.

Robin Fielder: I'd say most of the delta from what our expectations were, were West Texas-related and probably split up as far as throughput and margin-related, and it's sort of a combination of several of those factors. For instance, when you're talking about lower throughput, that also impacts some of the margin and where you're sending your volumes downstream, so they kind of overlap quite a bit.

Jeremy Tonet: And all these issues have been fully resolved at this point?

Robin Fielder: Yes. Well, as I said, we've got -- I mean, weather comes and goes. It was pretty temporal. And we've got the plant up, performing excellent right now, above nameplate capacity, and we're seeing I guess better movement of product beyond the basin as we have residue and NGLs leaving the tailgate of our plants.

Jeremy Tonet: And I just want to turn to DJ, if I could. It seems like there are a few options out there for NGL takeaway coming out of the basin there, and in the past, APC had used their equity volumes to get stakes in takeaway projects out of the basin. Is that something that you see as a possibility here? And then just, also, given the issues on the regulatory side or potential issues there as far as the recent ballot initiative, I was wondering if you could update us there as to how you think these issues would proceed going forward.

Robin Fielder: Okay, let me start on NGL takeaway out of the -- it was the DJ Basin, correct, that you were asking?

Jeremy Tonet: Yes.

Robin Fielder: Well, as you know, we've already got an equity ownership on both Front Range that leaves in the Texas Express, bringing the majority of our NGL barrels into the Mont Belvieu complex. There's already an announced and ongoing expansion on Front Range.

So with that, we're very encouraged by that, and there's also been an announcement out there as far as basin takeaway that White Cliffs will take one of their crude lines out of service and put it in NGL service. So we feel like there's plenty of takeaway there, and we will look at any opportunity where you've got especially Anadarko-backed volumes as a potential place for incremental equity options over time. So that's sort of a philosophy for us.

Back to your other question, on Colorado, we were obviously very encouraged on the voting results back in November, particularly that we saw some clear vote against this setback proposal in the local communities in which we have our footprint and operate, and I think it's, as most of you agree, what we've heard from both the media and coming directly from some of the key political figures in the state.

Just earlier this week, the Speaker of the House, KC Becker, was commenting that there is a bill in the works and it was going to be focusing on a couple of key areas, really amping up the regulatory body's focus on health and safety and fostering some expanded local control.

Both of these are sort of as expected and we think are great ways that we can balance continuing having responsible oil and natural gas development with the state, and we will continue to engage with these communities. We take a lot of pride in going out and visiting with them before we lay even a single inch of pipe or Anadarko goes out and drills the well. So that's an ongoing dialogue, and we're encouraged and cautiously optimistic that we'll get something in place this year.

Jeremy Tonet: And just a last one, if I could. The simplification seems like it's going to be closing in the near term here. I'm just wondering, from where you sit now, if you see this transaction kind of changing the relationship between APC and WES in any way.

Robin Fielder: Good question, but no. We've had this great kind of family relationship, and none of that changes -- I guess the one difference is now that virtually all of Anadarko's assets are expected to be dropped into the MLP, we won't have the need to fund any of those future drops, but they're also younger assets, particularly when you look at the crude and water systems in West Texas, so there's a lot of incremental running room and growth. And as I mentioned earlier, they've been designed and constructed with scalability in mind, so we're very encouraged by that.

As far as the greater relationship, it's kind of the backbone of what we're doing. If you look at the assets we're acquiring, it's where Anadarko is very active in these two key basins, so we're quite aligned, and we're happy that we've got Ben Fink over at the helm as CFO at Anadarko.

Operator: Elvira Scotto, RBC Capital Markets.

Elvira Scotto: Just a couple of quick ones from me. Can you maybe just talk a little bit about that $27 million of non-cash revenue that's included in adjusted EBITDA? Adjusted EBITDA is a non-GAAP metric. Why not just exclude that $27 million?

Jaime Casas: Good morning, and that's a great question. The SEC does not like you to exclude revenue line items or a portion of revenue line items and not -- obviously, not exclude the entire line item when you do the reconciliation to non-GAAP figures. But that's exactly why we highlighted it in our press release, the fact that it is -- it's important to note that it is -- for this quarter, it was non-cash, but we expect to receive that revenue over the life of the contract.

Elvia Scotto: So I'm just curious, then, how this flows through kind of going forward. And aren't these contracts -- aren't the rates kind of reset on an annual basis? I mean, could that number change and this issue pop up again?

Jaime Casas: Yes, absolutely. So for our typical cost of service contract, the rates will reset on an annual basis based on the new volume forecast, the operating and capital costs to achieve a certain rate of return, and basically that's obviously impossible to forecast on an accurate basis, just given the fact that we don't know what the new forecasts are going to be. But as the rates increase, we'll basically receive more non-cash revenue in that period, but if rates were to decrease, we would receive more cash -- we would recognize more cash that is not reported in revenue.

Elvia Scotto: So on a go-forward basis, you'll just kind of make note of that like you did in this quarter?

Jaime Casas: Absolutely. To the extent it has a material impact on our financial results, we will continue to highlight that in our -- obviously, in our press releases as well as our quarterly filings. And it is -- this is the first time you're seeing it, because this is a new accounting standard that went into effect at the beginning of last year, and as the new rates reset for 2019, it had an impact in what we reported during the fourth quarter.

Elvira Scotto: And then just going back to the less-than-optimal recoveries that I think you said were partially attributable to the start-up on Mentone I, I mean, is that just because of how it ramps? I mean, do we expect that anytime you bring a plant online, that you're going to have these less-than-optimal recoveries, but it's not that big a number, it's just you're calling it out this quarter because combined with everything else, it affected your results?

Robin Fielder: Hi, Elvira. Yes, I mean, that's correct. We anticipate some of that as you commission and bring on a brand-new facility. There were also some downstream constraints as far as what we could send down the line, so that's why we said it was partially due to the start-up. But, yes, in isolation, it was somewhat smaller.

Elvira Scotto: And then just the last one from me, you mentioned how post-simplification, you're going to provide more detail by geography. Have you thought about maybe looking at how you report gathering and processing to show the actual volumes that you're gathering, and then for processing, your inlet volumes? Because I think now in your processing, you're actually -- you're including gathering, but you're not including that in your gathering number.

Robin Fielder: I think maybe what you're referring to is we've got two major complexes now. As you know, a few years ago, we combined all of the assets and created the DJ Basin complex, and then this year, now going forward, we've got the West Texas complex that now that we've got an integrated gas-gathering and processing system and we can have the -- we have the flexibility to swing volumes, we're now reporting it all together. Is that sort of what you're asking?

Elvira Scotto: Yes.

Jaime Casas: Yes, and I would say going forward, we would expect to report those on a combined basis, just so we don't end up double-counting volumes, because in some cases, we gather and process the same molecule, and so rather -- so we have to make the decision do we include it in gathering or processing for the Anadarko volumes. We include that in our processing figures. And so I think going forward, for gas, we'll just continue to show gathering and processing in one line item so that we don't double-count volumes.

Operator: (Operator Instructions) Dennis Coleman, Bank of America Merrill Lynch.

Dennis Coleman: A couple for me, please. I wonder, Robin, if you could, are there specifics about these downstream constraints that you can share? The basin constraints obviously are well-known, but was it something specific? Was it -- I mean, which third parties, I guess, and is it potentially an opportunity for WES at some point?

Robin Fielder: We were tight on NGL takeaway out of the basin. I don't think that was a secret during the quarter. And then also there was some tightness, obviously, in Mont Belvieu for fractionation as well.

Dennis Coleman: I guess the other question, maybe just to follow up on Jeremy's question about the relationship with Anadarko. One concern that comes up often is them potentially selling down shares. Anything that you can comment there?

Robin Fielder: Well, one of the benefits of simplification is, of course, enhanced trading liquidity, at least we hope, as we quadruple that ability once we combine into a single entity. Now, Western Midstream Partners will be the new name of that entity going forward. So I've got a lot of confidence. We've got a familiar face in Ben Fink over at CFO of Anadarko. And frankly, I think we're going to see some near-term liquidity needs, knowing that we're about to have a cash settlement of $2 billion as part of the transaction when it closes, going over to Anadarko.

So, again, the relationship there has not changed. Anadarko continues -- this will be a very large asset for them and the largest owner of the outstanding units, and we're excited about the -- hopefully, the enhanced trading dynamics we'll have going forward.

Operator: Sharon Liu, Wells Fargo.

Sharon Liu: I'm just wondering if you can maybe comment on the status and timing of Mentone II and Latham II.

Robin Fielder: Sure. Mentone II is still on track to come on and be commissioned and placed into service here later this first quarter, and Latham II we've talked about will be kind of just in time, as needed, as we just put out an -- or, sorry, the first Latham train will be the middle of this year. Latham II will be later, at the end of this year.

Sharon Liu: And just thinking about the ramp in EBITDA, is that a function of the assets that are going to be dropped down at the close? Are you guys still comfortable with the expected EBITDA of $420 million?

Robin Fielder: It's a combination of the actual assets that are coming in, but also just the forecast in the growth, keeping in mind that the Delaware Basin is a younger development and we've got a lot of, again, the backbone in place, so it'll be incremental volume growth and throughput as expected and we just reiterated within our 2019 guide and outlook.

Operator: Ladies and gentlemen, this will conclude our question-and-answer session. At this time, I'd like to turn the conference back over to Robin Fielder for any closing remarks.

Robin Fielder: Great. Thank you, everyone. We really appreciate you joining us today and taking your time out of a Friday, and we look forward to a fantastic 2019. So everyone have a great weekend, and thank you.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines.

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